EXHIBIT A

SENIOR CONVERTIBLE NOTE

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, OR (C) IF REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS. IN ADDITION, A SECURITIES PURCHASE AGREEMENT, DATED AS OF THE DATE HEREOF, A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICE, CONTAINS CERTAIN ADDITIONAL AGREEMENTS AMONG THE PARTIES, INCLUDING, WITHOUT LIMITATION, PROVISIONS WHICH (A) LIMIT THE CONVERSION RIGHTS OF THE HOLDER, (B) SPECIFY VOLUNTARY AND MANDATORY REPAYMENT, PREPAYMENT AND REDEMPTION RIGHTS AND OBLIGATIONS AND (C) SPECIFY EVENTS OF DEFAULT FOLLOWING WHICH THE REMAINING BALANCE DUE AND OWING HEREUNDER MAY BE ACCELERATED.

SENIOR CONVERTIBLE NOTE	$205,000
Date of Issuance: October 1, 2013

3DICON Corporation, an Oklahoma corporation (together with its successors, the “Company”), for value received hereby promises to pay to:

GCA Strategic Investment Fund Limited

(The “Holder”) and registered assigns, the principal sum of Two Hundred Five Thousand ($205,000) or, if less, the principal amount of this Note then outstanding, on the Maturity Date by wire transfer of immediately available funds to the Holder in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. The Maturity Date is July 1, 2014.

Past due amounts will accrue interest at 15% per annum or, if less, the maximum rate permitted by applicable law, and will be payable on demand (“Default Interest”). All payments of principal hereunder shall be made for the benefit of the Holder pursuant to the terms of the Agreement (hereafter defined). At the option of the Purchaser, principal may be paid in cash or in shares of Common Stock.

This Senior Convertible Note (this “Senior Convertible Note”) is a duly authorized issuance of up to $205,000 principal amount referred to in that certain Securities Purchase Agreement dated as of the date hereof between the Company and the Purchaser named therein (the “Agreement”). The Agreement contains certain additional agreements among the parties with respect to the terms of this Senior Convertible Note, including, without limitation, provisions which (A) limit the conversion rights of the Holder, (B) specify voluntary and mandatory repayment, prepayment and redemption rights and obligations and (C) specify Events of Default following which the remaining balance due and owing hereunder may be accelerated. All such provisions are an integral part of this Senior Convertible Note and are incorporated herein by reference. This Senior Convertible Note is transferable and assignable to one or more Persons, in accordance with the limitations set forth in the Agreement.

1.           Certain Terms Defined. All terms defined in the Agreement and not otherwise defined herein shall have for purposes hereof the meanings provided for in the Agreement.

2.           Covenants. The Company covenants and agrees to observe and perform each of its covenants, obligations and undertakings contained in the Agreement, which obligations and undertakings are expressly assumed herein by the Company and made for the benefit of the holder hereof.

3.           Payment of Principal. The Company shall repay all remaining unpaid balance of this Senior Convertible Note on the Maturity Date. The Company may, and shall be obligated to, prepay all or a portion of this Senior Convertible Note on the terms specified in the Agreement.

4.          Conversion.

4.1           Conversion of Senior Convertible Note. Subject to Section 5 hereof, the Holder shall have the right, at its option, at any time subsequent to the six (6) months following the Date of Issuance, to convert the principal amount or any portion of such principal amount, of this Senior Convertible Note into (a) Common Stock of the Company, at the price determined pursuant to this Section 4.1 pursuant to Rule 144 of the Securities Act. The number of shares of Common Stock to be issued upon each conversion of this Senior Convertible Note shall be determined by dividing the Conversion Amount (as defined below) by the Conversion Price in effect on the date (the “Conversion Date”) a Notice of Conversion is delivered to the Company, as applicable, by the Holder by facsimile, electronic mail or other reasonable means of communication dispatched prior to 5:00 p.m., E.S.T. The term “Conversion Amount” means, with respect to any conversion of this Senior Convertible Note, the sum of (1) the principal amount of this Senior Convertible Note to be converted in such conversion plus (2) Default Interest, if any, at the Holder’s option, any amounts owed to the Holder pursuant to Section 4.3 hereof, Section 10.1 of the Agreement or Section 10.4 of the Agreement.

4.2           Conversion Price. Upon Maturity and at the option of the Holder, any portion or the entire outstanding principal amount of this Senior Convertible Note may be converted into a number of shares of Common Stock at the conversion price equal to the lesser of (a) 100% of the Volume Weighted Average Price (the “VWAP), as reported for the 5 trading days prior to the Date of Issuance hereof, and (b) 80% of the average of the 5 day VWAP prior to the Conversion Date (the “Conversion Price”).

4.3           Authorized Shares.

(a)                     Consistent with Section 7.11 of the Agreement, the Company (i) shall promptly irrevocably instruct the Company's transfer agent to issue certificates for the Common Stock issuable upon conversion of this Senior Convertible Note and (ii) agrees that its issuance of this Senior Convertible Note shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock in accordance with the terms and conditions of this Senior Convertible Note.

(b)                     If at any time a Holder of this Senior Convertible Note submits a Notice of Conversion and the Company does not have sufficient authorized but unissued shares of Common Stock available to effect such conversion in full in accordance with the provisions of this Article 4 to effect such conversion in full as provided in subsection (d) below, without stockholder approval (each, a “Conversion Default”), the Company shall issue to the Holder all of the shares of Common Stock which are then available to effect such conversion. The portion of this Senior Convertible Note which the Holder included in its Conversion Notice and which exceeds the amount which is then convertible into available shares of Common Stock (the “Excess Amount”) shall, notwithstanding anything to the contrary contained herein, not be convertible into Common Stock in accordance with the terms hereof until (and at the Holder’s option at any time after) the date additional shares of Common Stock are authorized by the Company, or its stockholders, as applicable, at which time the Excess Amount shall be convertible at the Conversion Price. The Company shall use its best efforts to authorize, or cause its stockholders to authorize within 40 days of the occurrence of a Conversion Default, as applicable, a sufficient number of shares of Common Stock as soon as practicable following the earlier of (i) such time that the Holder notifies the Company or that the Company otherwise becomes aware that there are or likely will be insufficient shares to allow full conversion thereof and (ii) a Conversion Default. The Company shall send notice to the Holder of the authorization of additional shares of Common Stock. Nothing herein shall limit the Holders right to pursue actual damages (to the extent in excess of the Conversion Default Payments) due to the Company’s failure to maintain a sufficient number of authorized shares of Common Stock.

(c)                     In no event shall the Company issue more than the Maximum Number of Shares upon conversion of this Senior Convertible Note, unless the Company shall have obtained approval by the stockholders of the Company ("Stockholder Approval"). Once the Maximum Number of Shares has been issued (the date of which is hereinafter referred to as the “Maximum Conversion Date”), unless the Company shall have obtained Stockholder Approval within 40 days of the Maximum Conversion Date, the Company shall pay to the Holder within five (5) Business Days of the Maximum Conversion Date (or, if the Company is, in good faith, using its best efforts to obtain Stockholder Approval, then the earlier of (x) 40 days following the Maximum Conversion Date, and (y) such date that it becomes reasonably apparent that Stockholder Approval will not be obtained within such 40 days period), the Redemption Price plus accrued and unpaid Default Interest, if any. The Maximum Number of Shares shall be subject to adjustment from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the date hereof as contemplated by Article XI of the Agreement. With respect to each Holder of Senior Convertible Notes, the Maximum Number of Shares shall refer to such Holder’s pro rata share thereof based upon the aggregate principal balance of the Senior Convertible Notes then outstanding. In the event that the Company obtains Stockholder Approval, or otherwise is able to increase the number of shares to be issued above the Maximum Number of Shares (such increased number being the “New Maximum Number of Shares”), the references to Maximum Number of Shares above shall be deemed to be, instead, references to the New Maximum Number of Shares.

4.4           Method of Conversion.

(a)                     Notwithstanding anything to the contrary set forth herein, upon conversion of this Senior Convertible Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Senior Convertible Note to the Company unless the entire unpaid principal amount of this Senior Convertible Note is so converted. Rather, records showing the principal amount converted (or otherwise repaid) and the date of such conversion or repayment shall be maintained on a ledger substantially in the form of Annex A attached hereto (a copy of which shall be delivered to the Company or transfer agent with each Notice of Conversion). It is specifically contemplated that the Holder hereof shall act as the calculation agent for conversions and repayments. In the event of any dispute or discrepancies, such records maintained by the Holder shall be controlling and determinative in the absence of manifest error or failure of Holder to record the principal amount converted (or otherwise repaid) from time to time, in which events the record of the Company shall be controlling and determinative. The Holder and any assignee, by acceptance of this Senior Convertible Note, acknowledge and agree that, by reason of the provisions of this paragraph, following a conversion of a portion of this Senior Convertible Note, the principal amount represented by this Senior Convertible Note will be the amount indicated on Annex A attached hereto (which may be less than the amount stated on the face hereof).

(b)                     The Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock or other securities or property on conversion of this Senior Convertible Note in a name other than that of the Holder (or in street name), and the Company shall not be required to issue or deliver any such shares or other securities or property unless and until the person or persons (other than the Holder or the custodian in whose street name such shares are to be held for the Holder’s account) requesting the issuance thereof shall have paid to the Company the amount of any such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(c)                     Subject to Section 5 hereof, upon receipt by the Company of a Notice of Conversion, the Holder shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, the outstanding principal amount and the amount of accrued and unpaid interest on this Senior Convertible Note shall be deemed reduced to reflect such conversion, and, unless the Company defaults on its obligations under this Article 4, all rights with respect to the portion of this Senior Convertible Note being so converted shall forthwith terminate except the right to receive the Common Stock or other securities, cash or other assets, as herein provided, on such conversion. Subject to Section 5 hereof, if the Holder shall have given a Notice of Conversion as provided herein, the Company’s obligation to issue and deliver the certificates for shares of Common Stock shall be absolute and unconditional, irrespective of the absence of any action by the Holder to enforce the same, any waiver or consent with respect to any provisions thereof, the recovery of any judgment against any person or any action by the Holder to enforce the same, any failure or delay in the enforcement of any other obligation of the Company to the Holder of record, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder of any obligation to the Company, and subject to Section 4.4(a) irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with such conversion. The date of receipt (including receipt via telecopy) of such Notice of Conversion shall be the Conversion Date so long as it is received before 5:00 p.m., E.S.T., on such date.

(d)                     Notwithstanding the foregoing, if a Holder has not received certificates for all shares of Common Stock prior to the expiration of the Deadline with respect to a conversion of any portion of this Senior Convertible Note for any reason, then (unless the Holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Company), the Holder shall regain the rights of a Holder of this Senior Convertible Note with respect to such unconverted portions of this Senior Convertible Note and the Company shall, as soon as practicable, return such unconverted Senior Convertible Note to the holder or, if the Senior Convertible Note has not been surrendered, adjust its records to reflect that such portion of this Senior Convertible Note not been converted. In all cases, the Holder shall retain all of its rights and remedies (including, without limitation, (i) the right to receive Conversion Default Payments to the extent required thereby for such Conversion Default and any subsequent Conversion Default and (ii) the right to have the Conversion Price with respect to subsequent conversions determined in accordance with Section 4.3 for the Company’s failure to convert this Senior Convertible Note.

(e)                     In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, upon request of the Holder and its compliance with the provisions contained in Section 4.1 and in this Section 4.4, the Company shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of Holder’s Prime Broker with DTC through its Deposit Withdrawal Agent Commission System.

5.           Redemption by Company.

5.1           Company’s Right to Redeem. In accordance with the provisions of the Purchase Agreement, the Company may elect, or be required, to redeem in whole or in part, the remaining unpaid principal amount of this Senior Convertible Note, for cash at a redemption price (the “Redemption Price”) equal to one hundred percent (100%) of the principal amount outstanding at the date of redemption, plus accrued and unpaid interest, if any.

5.2           Mechanics of Redemption. The Company shall effect each such redemption within 5 business days of giving notice of its election to redeem by facsimile or electronic mail with a copy by either overnight or 2-day courier to the Holder of this Senior Convertible Note to be redeemed at the address and facsimile number of such Holder appearing in the Company’s register for the Senior Convertible Notes. Such redemption notice shall indicate whether the Company will redeem all or part of such portion of the Senior Convertible Note to be redeemed and the applicable Redemption Price. The Company shall not be entitled to send any notice of redemption and begin the redemption procedure unless it has (i) the full amount of the Redemption Price, in cash, available in a demand or other immediately available account in a bank or similar financial institution or (ii) immediately available credit facilities, in the full amount of the Redemption Price, with a bank or similar financial institution on the date the redemption notice is sent to the Holders of this Senior Convertible Note. Provided, however, the Company will process any Notice of Conversion received prior to the issuance of a notice of redemption; and further provided that, after a notice of redemption has been issued, the Holder may issue a Notice of Conversion which will not be honored unless the Company fails to make the redemption payment when due. In the event of such failure, the Notice of Conversion will be honored as of the date of the Notice of Conversion. Additionally, if the Company fails to make full payments of the Redemption Price of this Senior Convertible Note being redeemed by the tenth day following the notice or redemption, then the Company waives its right to redeem any of the remaining then outstanding Notes, unless approved by the Holder.

5.3           Payment of Redemption Price. The Redemption Price shall be paid to the Holder of this Senior Convertible Note within 5 business days of the delivery of the notice of such redemption to such Holder.

6.          Holder’s Right to Advance Notice of Election Redeem.

6.1           Holder’s Right to Elect to Receive Notice of Cash Redemption by Company. The Holder of this Senior Convertible Note shall have the right to require Company to provide advance notice stating whether the Company will elect to redeem all or part of the redeemable portion in cash, pursuant to the Company’s redemption rights discussed in Section 5.1 above.

6.2           Mechanics of Holder’s Election Notice. Holder shall give notice to the Company by facsimile or electronic mail (the “Election Notice”), requiring that the Company disclose whether the Company would elect to redeem the redeemable portion of this Senior Convertible Note (in whole or in part) if the Holder were to provide a Notice of Conversion and sought to convert the Senior Convertible Note in such principal amount as is specified in the Notice of Election.

6.3           Company’s Response. Company must respond, disclosing its election, within two (2) business days of receipt of Holder’s Election Notice via facsimile or electronic mail. If Company does not respond to Holder within two (2) business days (by 12:00 noon, if required above) via facsimile or electronic mail, Company shall be deemed to have forfeited its right to exercise redemption pursuant to Section 5(a) upon its receipt of (but only with respect to) that Notice of Conversion.

7.	No Waiver of Payee's Rights. All payments of principal shall be made without setoff, deduction or counterclaim. No delay or failure on the part of the Payee in exercising any of its options, powers or rights, nor any partial or single exercise of its options, powers or rights shall constitute a waiver thereof or of any other option, power or right, and no waiver on the part of the Payee of any of its options, powers or rights shall constitute a waiver of any other option, power or right. Acceptance by the Payee of less than the full amount due and payable hereunder shall in no way limit the right of the Payee to require full payment of all sums due and payable hereunder in accordance with the terms hereof.

8.           Miscellaneous. This Senior Convertible Note shall be deemed to be a contract made under the laws of the State of Georgia, and for all purposes shall be governed by and construed in accordance with the laws of said State. The parties hereto, including all guarantors or endorsers, hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Senior Convertible Note, except as specifically provided herein, and asset to extensions of the time of payment, or forbearance or other indulgence without notice. The Company hereby submits to the exclusive jurisdiction of the United States District Court for the Northern District of Georgia and of any Georgia state court sitting in Atlanta, Georgia for purposes of all legal proceedings arising out of or relating to this Senior Convertible Note. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Company hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Senior Convertible Note.

The Holder of this Senior Convertible Note by acceptance of this Senior Convertible Note agrees to be bound by the provisions of this Senior Convertible Note which are expressly binding on such Holder.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: October 1, 2013

3DICON Corporation.

By:	/s/ Mark Willner
Name: Mark Willner
Title: CEO

FULL NAME AND ADDRESS OF SUBSCRIBER:

NAME:	GCA STRATEGIC INVESTMENT FUND LIMITED

ADDRESS:	C/O Global Capital Advisors
72 Estate River, Box 47
Kingshill, USVI 00851

TEL NO:	888-642-9777 ext. 112

EMAIL:	llester@gcaltd.com

FAX NO:	888-405-9870

CONTACT
NAME:	Lewis N Lester Sr.

DWAC SHARE DELIVERY INSTRUCTIONS

Pershing LLC

DTC # 0443

Acct name: GCA Strategic Investment Fund Ltd.

Acct #: HPD006794

SPECIAL INSTRUCTIONS:

NOTICE OF CONVERSION

(To be Executed by the Registered Holder

in order to Convert the Senior Convertible Note)

The undersigned hereby irrevocably elects to convert $________ of the principal balance of the Senior Convertible Note into shares of Common Stock, no par value per share (the “Common Stock”), of 3DICON Corporation (the “Company”) according to the conditions hereof, as of the date written below. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any. The undersigned, as contemplated by Section 5.1 of the Securities Purchase Agreement pursuant to which the Senior Convertible Note was issued, hereby states that the representations and warranties of the undersigned set forth therein are true and correct in all material respects as of the date hereof (provided, the undersigned makes no representations concerning its investment intent with respect to the Common Stock received upon this conversion).

Conversion calculations:

Date of Conversion

Applicable Conversion Price

Number of Shares

Name/Signature

Share Delivery Instructions:	Pershing LLC
DTC # 0443
Acct name: GCA Strategic Investment Fund Ltd.
Acct #: HPD006794